Exhibit 99.1

MAXIMUS Reports First Quarter Results for Fiscal 2014

- Company Increases Revenue and Earnings Guidance for Fiscal 2014 -

RESTON, Va.--(BUSINESS WIRE)--February 6, 2014--MAXIMUS (NYSE: MMS), a leading provider of government services worldwide, today reported financial results for its first quarter ended December 31, 2013.

Highlights for the first quarter of fiscal 2014 include:

  Revenue grew 42% to $406.6 million, driven principally by organic growth in the Health Services Segment.
  Diluted earnings per share from continuing operations increased 55% to $0.48.
  Cash and cash equivalents totaled $120.6 million at December 31, 2013 and DSOs improved to 67 days.
  Signed contract awards totaled $347 million and the sales pipeline remained strong at $2.4 billion at December 31, 2013.

For the first quarter of fiscal 2014, revenue increased 42% (44% on a constant currency basis) to $406.6 million, compared to revenue of $286.3 million reported for the same period last year. The increase in revenue was driven by organic growth in the Health Services Segment from new work and expansion on existing contracts, much of which was tied to work under the Affordable Care Act (ACA). Organic revenue growth was 37% in the first quarter.

Fiscal 2014 first quarter income from continuing operations, net of taxes, totaled $33.8 million, or $0.48 per diluted share. This represents a 55% increase compared to $0.31 reported for the same period last year. The year-over-year increase to earnings was primarily attributed to growth in the Health Services Segment.

“Financial results in the quarter were better-than-expected, principally driven by increased activities in our health insurance exchange customer contact centers and higher-than-forecasted caseloads in our health appeals business. Our financial results are confirmation of the value we bring to our clients. We provide governments with meaningful solutions, including business process diagnostics and re-engineering, to specific program challenges. In this case, we helped clients manage the significant change associated with the ACA rollout and deal with technological challenges in order to facilitate consumer enrollment into health plans,” commented Richard A. Montoni, Chief Executive Officer of MAXIMUS.

Health Services Segment

Health Services Segment revenue for the first quarter of fiscal 2014 increased 70% to $299.2 million, driven by new work and the expansion of existing contracts, including work supporting the ACA in the United States and revenue from the July 2013 acquisition of Health Management in the United Kingdom. This compares to $176.0 million for the same period last year. Health Services Segment operating income for the first quarter increased 101% to $41.6 million (13.9% operating margin) and benefitted from higher caseloads in the Company’s health appeals business and new work associated primarily with the ACA. This compares to $20.6 million (11.7% operating margin) for the same period last year.

Human Services Segment

Human Services Segment revenue for the first quarter of fiscal 2014 decreased 3% to $107.4 million compared to $110.3 million for the same period last year. On a constant currency basis, first quarter revenue increased 2% compared to last year. Human Services Segment operating income for the first quarter decreased to $11.8 million (10.9% operating margin) compared to $13.7 million (12.4% operating margin) last year. Both revenue and profit in the prior-year period were bolstered by highly accretive performance-based payments in a domestic welfare-to-work program. For the first quarter of fiscal 2014, ongoing margin improvement in the United Kingdom offset the expected lowered margins in the Segment’s U.S. operations.

Sales and Pipeline

Year-to-date signed contract awards at December 31, 2013 totaled $347 million. This compares to $178 million reported for the same period last year. In addition, new contracts pending (awarded but unsigned) totaled $50 million at December 31, 2013.

Sales pipeline at December 31, 2013 was $2.4 billion (consisting of $224 million in proposals pending, $259 million in proposals in preparation, and $1.9 billion in opportunities tracking) and includes opportunities across multiple geographies and both segments. This compares to a pipeline of $2.7 billion for the same period in fiscal 2013. The Company posted a record year of contract awards in fiscal 2013, so the year-over-year decrease is a result of contracts that have moved out of the pipeline and converted into sales. On a sequential basis, the pipeline is comparable to the fourth quarter of fiscal 2013.

Balance Sheet and Cash Flows

Cash and cash equivalents at December 31, 2013 totaled $120.6 million, of which approximately 65% were held overseas. For the first quarter of fiscal 2014, cash provided by operating activities from continuing operations totaled $42.0 million, with free cash flow of $34.0 million. Days Sales Outstanding (DSO) from continuing operations improved to 67 days and remain within the Company’s previously stated range of 65 to 80 days.

On November 29, 2013, MAXIMUS paid a quarterly cash dividend of $0.045 per share. On January 14, 2014, the Company announced a $0.045 per share cash dividend, payable on February 28, 2014 to shareholders of record on February 14, 2014.

During the first quarter of fiscal 2014, MAXIMUS repurchased 505,738 shares of the Company’s common stock for approximately $22.5 million. At December 31, 2013, the Company had approximately $74.9 million available for future repurchases under its Board-authorized share repurchase program.

Outlook

MAXIMUS is raising its fiscal year 2014 revenue and earnings guidance. The Company now expects fiscal year 2014 revenue to range between $1.60 billion and $1.68 billion, compared to its prior range of $1.55 billion to $1.65 billion. MAXIMUS now expects diluted earnings per share from continuing operations to range between $1.95 and $2.05, compared to its prior range of $1.75 to $1.85.

Mr. Montoni concluded, “With our excellent first quarter financial performance, we are pleased to be increasing our fiscal 2014 expectations. Our new full-year guidance assumes continued high federal appeals volumes and includes contributions from several of our health insurance exchange contracts where the increased scope is expected to provide an ongoing benefit in the second quarter.”

Website Presentation, Conference Call and Webcast Information

MAXIMUS will host a conference call this morning, February 6, 2014, at 9:00 a.m. (ET). The call is open to the public and can be accessed under the Investor Relations page of the Company’s website at http://investor.maximus.com or by calling:

877.407.8289 (Domestic)/201.689.8341 (International)

For those unable to listen to the live call, a replay will be available through February 20, 2014. Callers can access the replay by calling:

877.660.6853 (Domestic)/201.612.7415 (International)
Replay conference ID number: 13574895

About MAXIMUS

MAXIMUS is a leading operator of government health and human services programs in the United States, United Kingdom, Canada, Australia and Saudi Arabia. The Company delivers business process services to improve the cost effectiveness, efficiency and quality of government-sponsored benefit programs, such as Medicaid, Medicare, Children's Health Insurance Program (CHIP), Health Insurance BC (British Columbia), as well as welfare-to-work and child support programs around the globe. The Company's primary customer base includes federal, provincial, state, county and municipal governments. Operating under its founding mission of Helping Government Serve the People®, MAXIMUS has approximately 11,000 employees worldwide. For more information, visit www.maximus.com.

Non-GAAP Measures

This release refers to non-GAAP financial measures, including free cash flow, adjusted diluted earnings per share from continuing operations, constant currency and organic growth.

We have provided a reconciliation of free cash flow to cash provided by operating activities from continuing operations. We believe that free cash flow is a useful basis for investors to compare our performance across periods or against our competitors. Free cash flow shows the effects of the Company’s operations and routine capital expenditure and excludes the cash flow effects of acquisitions, share repurchases, dividend payments and other financing transactions.

We have provided a reconciliation to adjusted diluted earnings per share. We believe that this measure is a useful basis for assessing the Company’s performance excluding the effect of the costs of acquiring Health Management and the benefit of a contract termination in fiscal year 2013.

To provide constant currency information, we calculate fiscal year 2014 revenue for all international businesses using the exchange rates used in fiscal year 2013. We believe constant currency provides a useful basis for assessing the performance of the business excluding the unpredictable effects of foreign exchange fluctuations.

In order to calculate organic growth, we remove the revenue from the acquired businesses from all periods being compared. We believe organic growth provides a useful basis for assessing the performance of the underlying business.

The presentation of these non-GAAP numbers is not meant to be considered in isolation, nor as alternatives to cash flows from operating activities, diluted earnings per share, revenue growth or net income as measures of performance. These non-GAAP financial measures, as determined and presented by us, may not be comparable to related or similarly titled measures presented by other companies.

Statements that are not historical facts, including statements about the Company's confidence and strategies and the Company's expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company's products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company's actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company's most recent Annual Report filed with the Securities and Exchange Commission, found on www.maximus.com.

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,
	2013	2012
Revenue	$406,592	$286,266
Cost of revenue	300,676	209,736
Gross profit	105,916	76,530
Selling, general and administrative expenses	52,603	42,222
Acquisition-related expenses	—	148
Legal and settlement expense	—	142
Operating income from continuing operations	53,313	34,018
Interest and other income, net	721	1,106
Income from continuing operations before income taxes	54,034	35,124
Provision for income taxes	20,234	13,341
Income from continuing operations	33,800	21,783

Discontinued operations, net of income taxes:
Loss from discontinued operations	(10)	(503)
Gain on disposal	69	36
Income (loss) from discontinued operations	59	(467)

Net income	$33,859	$21,316

Basic earnings (loss) per share:
Income from continuing operations	$0.49	$0.32
Income (loss) from discontinued operations	0.01	(0.01)
Basic earnings per share	$0.50	$0.31

Diluted earnings (loss) per share:
Income from continuing operations	$0.48	$0.31
Income (loss) from discontinued operations	0.01	—
Diluted earnings per share	$0.49	$0.31

Dividends paid per share	$0.045	$0.045

Weighted average shares outstanding:
Basic	68,397	68,162
Diluted	69,762	69,752

MAXIMUS, Inc.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31, 2013	September 30, 2013
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$120,584	$125,617
Restricted cash	11,915	12,176
Accounts receivable — billed, net of reserves of $4,227 and $3,828	277,603	272,636
Accounts receivable — unbilled	21,596	20,320
Prepaid income taxes	—	358
Deferred income taxes	19,386	26,443
Prepaid expenses and other current assets	31,775	32,049
Total current assets	482,859	489,599

Property and equipment, net	73,333	77,710
Capitalized software, net	40,991	40,456
Goodwill	172,216	171,867
Intangible assets, net	41,017	42,039
Deferred contract costs, net	12,954	14,318
Deferred income taxes	566	1,179
Deferred compensation plan assets	10,901	10,314
Other assets, net	9,363	10,496
Total assets	$844,200	$857,978

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$105,723	$109,020
Accrued compensation and benefits	52,111	83,280
Deferred revenue	54,081	53,137
Current portion of long-term debt	164	170
Income taxes payable	14,001	8,327
Other accrued liabilities	7,636	8,373
Total current liabilities	233,716	262,307
Deferred revenue, less current portion	30,593	32,953
Long-term debt	1,229	1,319
Deferred compensation plan liabilities, less current portion	16,562	13,953
Other liabilities	22,988	17,938
Total liabilities	305,088	328,470

Total shareholders’ equity	539,112	529,508
Total liabilities and shareholders’ equity	$844,200	$857,978

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Three Months Ended December 31,
	2013	2012
Cash flows from operating activities:
Net income	$33,859	$21,316
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations	(59)	467
Depreciation and amortization	12,022	9,975
Deferred income taxes	7,659	(611)
Stock compensation expense	4,081	3,475

Change in assets and liabilities:
Accounts receivable — billed	(5,266)	(26,380)
Accounts receivable — unbilled	(1,295)	(845)
Prepaid expenses and other current assets	201	72
Deferred contract costs	1,354	(5,345)
Accounts payable and accrued liabilities	(471)	10,526
Accrued compensation and benefits	(17,954)	(7,694)
Deferred revenue	(1,043)	6,463
Income taxes	6,072	(2,233)
Other assets and liabilities	2,822	933
Cash provided by operating activities — continuing operations	41,982	10,119
Cash used in operating activities — discontinued operations	(36)	(493)
Cash provided by operating activities	41,946	9,626

Cash flows from investing activities:
Purchases of property and equipment	(4,440)	(7,087)
Capitalized software costs	(3,584)	(3,464)
Proceeds from note receivable	115	60
Cash used in investing activities	(7,909)	(10,491)

Cash flows from financing activities:
Repurchases of common stock	(21,530)	(15,403)
Employee tax withholding on restricted stock unit vesting	(12,804)	(6,677)
Tax benefit due to option exercises and restricted stock units vesting	—	2,365
Cash dividends paid	(3,085)	(3,064)
Stock option exercises	327	1,752
Repayment of long-term debt	(42)	(44)
Cash used in financing activities	(37,134)	(21,071)

Effect of exchange rate changes on cash and cash equivalents	(1,936)	(238)

Net decrease in cash and cash equivalents	(5,033)	(22,174)

Cash and cash equivalents, beginning of period	125,617	189,312

Cash and cash equivalents, end of period	$120,584	$167,138

MAXIMUS, Inc.
SEGMENT INFORMATION
(Amounts in thousands)
(Unaudited)

	Three Months Ended December 31,
	2013	% (1)	2012	% (1)

Revenue:
Health Services	$299,158	100%	$175,998	100%
Human Services	107,434	100%	110,268	100%
Total	406,592	100%	286,266	100%

Gross profit:
Health Services	76,818	25.7%	45,259	25.7%
Human Services	29,098	27.1%	31,271	28.4%
Total	105,916	26.0%	76,530	26.7%

Selling, general, and administrative expense:
Health Services	35,265	11.8%	24,633	14.0%
Human Services	17,338	16.1%	17,589	16.0%
Total	52,603	12.9%	42,222	14.7%

Operating income from continuing operations:
Health Services	41,553	13.9%	20,626	11.7%
Human Services	11,760	10.9%	13,682	12.4%
Subtotal: Segment operating income	53,313	13.1%	34,308	12.0%
Acquisition-related expenses	—	NM	148	NM
Legal and settlement expense	—	NM	142	NM
Total	$53,313	13.1%	$34,018	11.9%

(1) Percentage of respective segment revenue. Changes not considered meaningful are marked “NM.”

MAXIMUS, Inc.
Non-GAAP Measures

ADJUSTED DILUTED EPS FROM CONTINUING OPERATIONS
FY 2014 and FY 2013
(Unaudited)

	Quarter Ended Dec. 31, 2013
Diluted EPS from continuing operations-GAAP basis	$0.48

Pro forma adjustments:	–
Subtotal pro forma adjustments	–

Adjusted Diluted EPS from continuing operations	$0.48
	Quarter Ended				Year Ended
	Dec. 31,	Mar. 31,	Jun. 30,	Sept. 30,	Sept. 30,
	2012	2013	2013	2013	2013
Diluted EPS from continuing operations-GAAP basis	$0.31	$0.45	$0.40	$0.51	$1.68

Pro forma adjustments:
Legal, settlement and acquisition-related expenses, net	–	–	0.01	–	0.01
Adjustment for terminated contract	–	(0.09)	–	–	(0.09)
Subtotal pro forma adjustments	–	(0.09)	0.01	–	(0.08)

Adjusted Diluted EPS from continuing operations	$0.31	$0.36	$0.41	$0.51	$1.60

FREE CASH FLOW
(Amounts in thousands; Unaudited)

	Three Months Ended December 31,
	2013	2012

Cash provided by operating activities — continuing operations	$41,982	$10,119
Purchases of property and equipment	(4,440)	(7,087)
Capitalized software costs	(3,584)	(3,464)
Free cash flow from continuing operations	$33,958	$(432)

CONTACT:
MAXIMUS
Lisa Miles, 703-251-8637
lisamiles@maximus.com